Exhibit 4.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), dated as of April 24, 2020, by and between APPLIED ENERGETICS, INC., a Delaware corporation, having an address at 2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona 85705 (the “Company”), TMC Financial Services, LLC and Stephen McCommon, an individual having an address at _____________________________ (collectively, the “Consultant”). The Company and Consultant are also referred to as either “party” or “parties” herein.

WITNESSETH:

WHEREAS the Company wishes to avail itself of the Consultant’s knowledge and expertise and to retain his services as a consultant to the Company; and

WHEREAS, the Consultant has agreed to serve as a Consultant to the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties set forth herein, it is hereby agreed as follows:

1. Engagement. The Company hereby engages the Consultant to perform, and Consultant agrees to perform, the services (“Services”) set forth in the Statement of Work attached hereto as Exhibit A ( the “Statement of Work”).

2. Extent of Services; Availability. The Consultant agrees to make himself available to perform the Services for the Company during the term of this Agreement to the extent necessary to perform the Services. Consultant agrees to perform the Services to the best of his ability in a diligent and conscientious manner, to devote appropriate time, energies and skill to those duties called for hereunder and to be available as deemed necessary by mutual agreement of the parties during the term of this Agreement.

3. Compensation and Reimbursement.

a. Cash Compensation. As compensation for the Services, the Company shall pay to Consultant a fee of $100 for each hour engaged during the Term of this Agreement (“Base Compensation”), beginning on the last day of the first month of the term. The first month of service shall start effective as of April 1, 2020 (the “Effective Date”). The Base Compensation shall be payable to TMC Financial Services, LLC.

b. The Company shall reimburse Consultant for all necessary and appropriate travel and miscellaneous expenses incurred by Consultant on behalf of the Company upon submission of documentary proof for such expenses and provided such expenses have been approved, either prior to or after, by Company management. Consultant shall render invoices for expenses to the Company, in accordance with Company’s practices, within a reasonable time after such expenses occurred.

4. Further Considerations

a. The parties acknowledge that the Company previously issued to Consultant 2,000,000 shares of its common stock (the “Shares”) as compensation for services. The Company believes it may have claims for the return or cancellation of some or all of the Shares. As further consideration for Consultant’s performance of the Services, the Company agrees that Consultant shall be entitled to retain the Shares, and the Company agrees that it will not challenge the initial issuance of the Shares to Consultant.

b. Notwithstanding the foregoing, the parties agree that 667,000 of the Shares will be subject to a lock-up on their sale and shall be released from the lock-up at a rate of 27,792 shares per month for the 24-month duration of this Agreement. Any time after the 24-month duration of this agreement, any remaining locked-up shares shall be un-locked.

c. The Company agrees that upon (a) the closing of a sale of the Company involving either a merger in which the Company is not the surviving company; (b) the closing of a merger or sale of a controlling interest in the Company following which the acquiring entity owns in excess of 50% of the Company’s outstanding equity; (c) the closing of a sale of all or substantially all of the assets of the Company; (d) a change in control of the Company; or (e) termination of this agreement either (i) by the Company without cause, (ii) due to the death or disability of Consultant under Section 9.c hereof, or (iii) by Consultant pursuant to Section 9.d hereof, any lock-up restriction on the sale of the locked-up shares in Section 4.b shall be automatically and immediately lifted.

5. Confidential Information.

a. The Consultant understands that the Consultant's relationship to the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to the Consultant by the Company or by the business of any affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence(“Confidential Information”). Such Confidential Information includes but is not limited to plans, research, know-how, trade secrets, specifications, drawings, sketches, models, samples, data, technology, computer programs, documentation, relating to software, computer systems, source code, object code methodologies, product development, distribution plans, contractual arrangements, profits, sales, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information, including information related to inventions, which is not publicly available and can be communicated by any means whatsoever, including without limitation oral, visual, written and electronic transmission.

b. At all times, both during the term of this Agreement and after its termination, the Consultant will keep and hold, and will take all reasonable and appropriate steps to ensure that its personnel keeps and holds, all Confidential Information in strict confidence and trust, and neither the Consultant nor any of its personnel will use or disclose any of such Confidential Information without the prior written consent of the Company, whether such Confidential Information was obtained prior to or during the term of this Agreement. Upon termination of this Agreement, the Consultant will promptly deliver to the Company all documents and materials of any nature pertaining to the Consultant's work with the Company and the Consultant will not take any documents or materials or copies thereof containing any Confidential Information. the Consultant represents and warrants that during any period prior to this Agreement in which the Consultant may have received or otherwise had access to Confidential Information, the Consultant did not disclose any such Confidential Information. The Consultant further represents and covenants that it will cause any of its personnel providing Services under this Agreement to enter into a non-disclosure agreement in favor of the Company.

c. The Consultant agrees to notify the Company immediately upon discovery of (1) any unauthorized disclosure of Confidential Information, (2) any use of Confidential Information other than in pursuit of the Consultant's business relationship with the Company, and (3) any other breach of this Agreement by the Consultant, and the Consultant will cooperate with the Company in every reasonable way to help the Company regain possession of the Confidential Information and prevent its further unauthorized use.

d. Confidential Information shall not include that information otherwise defined as Confidential Information that (1) entered the public domain without a breach by the Consultant or its personnel or affiliates of any obligation owed the Company, (2) became demonstrably known to the Consultant prior to the Company’s disclosure of such information to the Consultant, or (3) became known by or available to the Consultant from a source other than the Company subsequent to the Company’s disclosure of such information to the Consultant, without any breach of any obligation of confidentiality owed to the Company.

e. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree and acknowledge that, pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”), no individual may be held liable for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. The parties further agree and acknowledge that under the DTSA, any individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose trade secrets to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (y) files any document containing the trade secret under seal and (z) does not disclose the trade secret, except pursuant to the order.

6. Company Property. During the term of this Agreement and after its termination, Consultant will not use any Company Property for any purpose other than for the benefit of the Company. Upon termination of this Agreement, or at any time at the request of the Company, Consultant will return all Company Property. Consultant will also return all copies of Company Property, and any work product derived from Company Property. "Company Property" means Confidential Information of the Company, customer lists, prospect lists, forms, manuals, records, correspondence, contracts, notes, memoranda, notebooks and other documents of the Company, software media, equipment, and other intangible and tangible property owned by the Company including, without limitation, any and all of the Assets.

7. Non-Competition. During the term of this Agreement and for a period of two years following termination of his service with the Company for any reason, Consultant will not, either alone or jointly with others or as an agent, consultant or employee of any person, firm or company, directly or indirectly, voluntarily or involuntarily, carry on or engage in any activity or business which is in competition with the business of the Company or any of its affiliates, successors or assigns.

8. Non-Solicitation. During the term of his service with the Company and thereafter for a period of one year, the Consultant will not, either alone or in association with others (i) solicit, divert, take away, encourage or attempt to divert or take away the business or patronage of any of the clients, customers or business partners of the Company which were contacted, solicited or served by the Company or any of its affiliates during the 12-month period prior to the termination or cessation of the Consultant’s service to the Company; (ii) solicit, induce or attempt to induce any employee of the Company or its affiliates to terminate their employment or other engagement with the Company or any such affiliate; (iii) hire, recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company or any of its affiliates at any time during the term of this Agreement.

9. Term; Termination.

a. The engagement of Consultant hereunder by the Company shall commence as of the Effective Date and shall continue until the end of the Engagement Period specified on Exhibit A, unless terminated previously in accordance with this Section 9.

b. Notwithstanding the foregoing, this Agreement may be terminated for cause by either Party which shall be effective immediately. For purposes of this Section 9, the term “cause” shall mean any (i) material breach of this Agreement by either Party which remains uncured for 10 days following notice thereof, (ii) breach by Consultant of any of the provisions of Section 5 of this Agreement concerning treatment of Confidential Information; (iii) gross negligence or willful misconduct by either Party in the performance of its obligations under this Agreement, (iv) any action taken by either Party which is reasonably likely to cast the other Party in an unfavorable light or bring negative publicity to the other Party or (v) the unavailability of a Party to allow for the performance of the Services hereunder.

c. This Agreement will automatically be terminated in the event of the death or disability of Consultant. For purposes of this Section 9.c, “disability” shall mean the inability of Consultant to perform the Services as a result of physical or mental illness or incapacity for a period in excess of 120 calendar days.

d. This Agreement may be terminated by Consultant if the Company is able, in good faith, to retain another equally qualified consultant to replace the Consultant in the performance of the Services, and the Consultant has devoted sufficient time and effort to training such replacement consultant and facilitating the transition, which in any event shall be no less than 90 calendar days.

10. Effect of Termination. The parties agree that in the event of (a) a breach of this Agreement by the Company which results in early termination, or termination of Consultant’s services; (b) termination of this Agreement by the Company without cause; or (c) termination of this Agreement pursuant to Section 9.c or 9.d hereof, the Company shall pay to the Consultant any unpaid Base Compensation due through the date of termination; any remaining restrictions on the Consultant’s Shares shall be lifted; and the Company shall pay the Consultant for any unpaid expenses.

11. No Conflicting Obligations; No Breach. Consultant represents and warrants that Consultant is, and at all times during the term of engagement under this Agreement will be, under no obligation to any third party that would interfere with or restrict Consultant’s rendering to the Company of the Services hereunder. Consultant represents that Consultant's performance of all the terms of this Agreement will not breach any work product assignment, proprietary information or other agreement with any former or current employer or other party.

12. Independent Contractor. In performing Services for the Company pursuant to this Agreement, Consultant shall act in the capacity of an independent contractor with respect to the Company and not as an agent or employee of the Company.

13. Compliance with Legal Requirements. The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to Consultant or any of its personnel.

14. Compliance with Standards. Consultant’s performance under this Agreement shall be conducted with due care and in full compliance with the highest professional standards of practice applicable to the Services. Consultant shall comply with all applicable Company rules and policies in the course of performing the Services.

15. Limitation on Liability. Neither party shall be liable with respect to any subject matter of this agreement, under any contract, negligence, strict liability or other theory, for any indirect, incidental, special, exemplary or consequential damages, including without limitation, any loss of revenues or profits.

16. Governing Law; Jurisdiction. This Agreement will be governed and interpreted in accordance with the internal laws of the State of Arizona without regard to or application of choice of law rules or principles. The Parties submit to the exclusive jurisdiction, and venue shall be deemed proper, in the courts in the State of Arizona, located in the County of Pima.

17. Notices. All notices required to be given under the terms of this Agreement or which any of the Parties desire to give hereunder shall be in writing and personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier, in each case, to the address first set forth above. Any party may designate a change of address at any time by giving written notice thereof to the other parties.

18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

19. No Waiver. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of the Company, its agents, employees or Consultant, but only by an instrument in writing signed by an authorized officer of the Company or Consultant. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

20. Entire Agreement. This document and its related attachments contain the entire agreement between Consultant and the Company regarding the terms of Consultant' engagement by the Company and supersede any and all prior or simultaneous agreements of understandings between the parties and any amounts due or accrued thereunder are hereby waived. Any amendment to the terms of this Agreement must be in writing and must be signed by Consultant and the Company.

21. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Consultant without the prior written consent of Company (any purported assignment hereof in violation of this provision being null and void). This Agreement may be assigned by the Company in its sole discretion.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

23. Survival. Sections 4, 5, 6, 7-9 and 16-18 shall survive termination of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:		The Consultant:

APPLIED ENERGETICS, INC.		TMC FINANCIAL SERVICES, LLC

By:	/s/ Bradford T. Adamczyk	By:	/s/ Stephen McCommon
Name:	Bradford T. Adamczyk		Stephen McCommon
Title:		Title:

/s/ Stephen McCommon
Stephen McCommon

Exhibit A

STATEMENT OF WORK

General Duties and Tasks: Consultant shall provide general accounting, bookkeeping and controlling services to the Company, including maintaining the general ledger, communicating and reconciling records with the Company’s transfer agent, compiling information for the Company’s reports to the Securities and Exchange Commission, coordinating with the Company’s auditors and advising and reporting to management all necessary issues with respect to the foregoing.

Engagement Period: 24 months commencing on the Effective Date unless earlier terminated; renewable for periods of one year thereafter by mutual agreement of the parties.